CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 30, 2012 with respect to the consolidated financial statements of Genoil Inc., which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information, included in the Annual Report (Form 20-F) as at December 31, 2011.

May 30, 2012	Chartered Accountants